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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-30385


                           Packard BioScience Company
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             (Exact name of registrant as specified in its charter)


                800 Research Parkway, Meriden, Connecticut 06450
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $.002 par value per share
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(i)    [ ]
            Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)   [ ]
                                                   Rule 15d-6             [ ]

      Approximate number of holders of record as of the certification or
notice date:      one

      Pursuant to the requirements of the Securities Exchange Act of 1934 Packard BioScience Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 13, 2001             By:   /s/ Gregory L. Summe
     -------------------------          --------------------------------------
                                          Gregory L. Summe
                                          President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
 SEC 2069 (3-99)  INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                  UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.